Exhibit 99.1

Cellectar Reports Financial Results for Year Ended December 31, 2019 and Provides a Corporate Update

FLORHAM PARK, N.J., March 9, 2020 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced financial results for the year ended December 31, 2019 and provided a corporate update.

Fourth Quarter and Recent Corporate Highlights

•	Announced CLR 131 achieved primary efficacy endpoints from its Phase 2 CLOVER-1 study in relapsed/refractory B-cell lymphomas and completion of the Phase 1 relapsed/refractory multiple myeloma Dose Escalation study. The data showed:

o	42.8% overall response rate (ORR) in median 6th line treatment of multiple myeloma at the 75mCi total body dose

o	81.8% of the multiple myeloma patients across all therapeutic doses tested experienced tumor reduction with a strong dose response

o	100% ORR and 25% complete response (CR) seen in lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia (LPL/WM) patients

o	42.0% ORR and 11% CR in all non-Hodgkin’s lymphoma (NHL) patients

•	Received Orphan Drug Designation for CLR 131 in lymphoplasmacytic lymphoma (LPL) from the U.S. Food and Drug Administration

•	Oral presentation at the American Society of Hematology (ASH) Conference entitled “Fractionated Dosing of CLR 131 in Patients with Relapsed or Refractory Multiple Myeloma”

•	Oral presentation at the European Society of Medical Oncology (ESMO) Congress entitled “Interim Evaluation of a Targeted Radiotherapeutic, CLR 131, in Relapsed/Refractory Diffuse Large B-cell Lymphoma Patients”

•	Scientific conference poster presentations during the quarter included:

o	American Association for Cancer Research (AACR) San Antonio Breast Cancer Symposium entitled “Phospholipid ether delivery vehicle shows specificity for a broad range of tumor cells and provides a novel and improved approach for targeted therapy”

o	AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics Conference entitled “CLR 180099, a lipid raft targeted phospholipid-drug conjugate, shows potent improved safety and efficacy against colorectal tumors”

o	UK-AACR Joint Conference on Engineering and Physical Sciences in Oncology entitled “Preclinical evaluation of a novel phospholipid drug conjugate, CLR 2000045 with a combretastatin A-4 analogue for improved breast cancer therapy”

•	Strengthened the management team with the appointment of Dr. Igor Grachev, Chief Medical Officer

“Data from our CLR 131 Phase 1 dose escalation study and the Phase 2 CLOVER-1 study demonstrated a unique safety profile and an encouraging response rate of nearly 43% as a sixth-line treatment for relapsed/refractory multiple myeloma,” said James Caruso, President and CEO of Cellectar. “Importantly, the 75mCi dose demonstrated excellent activity in very challenging to treat subpopulations, high-risk, triple class refractory and penta-refractory. We plan to enroll additional patients at 100mCi of CLR 131 in the two-cycle dosing optimization regimen, which we believe will further increase response rates, the durability of responses and will likely be used in our pivotal study planned for initiation in Q4 of this year.”

2019 Financial Highlights

Cash and Cash Equivalents: As of December 31, 2019, the company had cash, cash equivalents and restricted cash of $10.6 million compared to $13.3 million at December 31, 2018. Cash provided by financing activities was $9.0 million, offset by cash used in operating activities of $11.7 million. Consistent with prior guidance, the company believes its cash on hand is adequate to fund operations into the first quarter of 2021.

Research and Development Expense: Research and development expense for the year ended December 31, 2019 was $9.0 million, compared to $6.8 million for the year ended December 31, 2018. The overall increase in research and development expense of approximately 32% was primarily attributable to an increase in clinical project costs largely related to the startup of the pediatric study, as well as an increase in patient recruitment for the ongoing clinical studies.

General and Administrative Expense: General and administrative expense for the year ended December 31, 2019 was $5.2 million, compared to $4.8 million for the year ended December 31, 2018. The increase of 8% in general and administrative costs was primarily related to an increase in personnel and consulting costs and an increase related to public company expenses, rent and depreciation. These costs were offset by a decrease in accounting fees and restructuring charges.

Net Loss: The net loss attributable to common stockholders for the year ended December 31, 2019 was ($14.1) million, or ($1.84) per share, compared to ($15.5) million, or ($5.23) per share, in 2018.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in two clinical studies - one Phase 2 study and one Phase 1 study, having just completed their Phase 1 relapsed/refractory multiple myeloma Dose Escalation study. The Phase 2 clinical study (CLOVER-1) is in relapsed/refractory (r/r) B-cell malignancies, including multiple myeloma (MM), chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia (LPL/WM), marginal zone lymphoma (MZL), mantle cell lymphoma (MCL), and diffuse large B-cell lymphoma (DLBCL). The company is also conducting a Phase 1 dose escalation study in patients with pediatric solid tumors and lymphomas.

The company’s product pipeline also includes one preclinical PDC chemotherapeutic program (CLR 1900) and several partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131,the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2018 and our Form 10-K for the year ended December 31, 2019, when filed. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

646-915-3820

monique@lifesciadvisors.com

CELLECTAR BIOSCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,614,722	$13,255,616
Restricted cash	—	55,000
Prepaid expenses and other current assets	770,951	641,218
Total current assets	11,385,673	13,951,834
Fixed assets, net	435,083	543,339
Right-of-use asset, net	348,841	—
Long-term assets	75,000	540,823
Other assets	6,214	18,086
TOTAL ASSETS	$12,250,811	$15,054,082

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,663,873	$1,543,819
Derivative liability	—	43,000
Capital lease obligations, current portion	—	2,213
Deferred rent	—	33,090
Lease liability	105,885	—
Total current liabilities	2,769,758	1,622,122
LONG-TERM LIABILITIES:
Deferred rent, less current portion	—	170,999
Lease liability	421,644	—
Total long-term liabilities	421,644	170,999
TOTAL LIABILITIES	3,191,402	1,793,121
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series C preferred stock: 215 and 473 issued and outstanding as of December 31, 2019 and 2018, respectively	1,148,204	2,526,049
Common stock, $0.00001 par value; 80,000,000 shares authorized; 9,386,689 and 4,732,387 shares issued and outstanding at December 31, 2019 and 2018, respectively	94	47
Additional paid-in capital	119,592,366	108,323,208
Accumulated deficit	(111,681,255)	(97,588,343)
Total stockholders’ equity	9,059,409	13,260,961
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,250,811	$15,054,082

CELLECTAR BIOSCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018

COSTS AND EXPENSES:
Research and development	$8,996,058	$6,835,229
General and administrative	5,182,566	4,820,073
Impairment of goodwill	—	1,675,462
Total costs and expenses	14,178,624	13,330,764

LOSS FROM OPERATIONS	(14,178,624)	(13,330,764)

OTHER INCOME:
Gain on revaluation of derivative warrants	43,000	62,050
Interest income, net	42,712	29,687
Total other income, net	85,712	91,737
NET LOSS	(14,092,912)	(13,239,027)
DEEMED DIVIDEND ON PREFERRED STOCK	—	(2,241,795)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(14,092,912)	(15,480,822)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(1.84)	$(5.23)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	7,675,092	2,961,972